Exhibit 99.1

For Immediate Release

For Information Contact: (954) 489-4000

Larry Wahl – ext. 7225

Alex Riethmiller – ext. 7535

SportsLine.com, Inc. Appoints Peter H. Glusker to Board of Directors

FORT LAUDERDALE, FL (March 31, 2004) – SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com) today announced the appointment of Peter Glusker to its board of directors. Mr. Glusker has served as the senior vice president of Viacom Interactive Ventures, a division of Viacom Inc. since February 2000.

“Peter is a very welcome addition to our board,” said Michael Levy, founder and CEO of SportsLine.com. “He brings a wealth of experience in the Internet industry and continues our relationship with our network partner Viacom/CBS.”

Prior to joining Viacom, Mr. Glusker held a number of positions with Prodigy Communications Corporation, most recently as senior vice president, business development. He has also served as an investment banker and a management consultant. Mr. Glusker holds a B.A. degree from Wesleyan University and M.B.A. degree from Stanford University.

Mr. Glusker also serves as a member of the board of directors of MarketWatch.com, Inc. Mr. Glusker fills the vacancy on SportsLine.com’s board created by the resignation of Russ Pillar, effective March 30, 2004.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, providing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

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